Exhibit 10.1
RIVERSIDE TECHNOLOGY CENTER

EIGHTH LEASE MODIFICATION AGREEMENT

TO THE LEASE BETWEEN

RIVERTECH ASSOCIATES II LLC AND MERSANA THERAPEUTICS, INC.

This Eighth Lease Modification Agreement entered into this 25th day of March, 2021 (the “Eighth Lease Amendment”) by and between Rivertech Associates II LLC, a Massachusetts limited liability company with a principal address c/o The Abbey Group, 177 Huntington Avenue 24th Floor Boston, Massachusetts 02115, (the “Lessor”); and Mersana Therapeutics, Inc., with a business address at 840 Memorial Drive Cambridge, Massachusetts (the “Lessee”); relative to a certain Lease between Lessor and Lessee dated February 24, 2009, as modified by a certain Lease Extension and Modification Agreement dated July 27, 2010 (the “First Lease Amendment”); as further modified by a Second Lease Extension and Modification Agreement dated May 29, 2012 (the “Second Lease Amendment”); as further modified by a Third Lease Extension and Modification Agreement dated February 7, 2013 (the “Third Lease Amendment”); as further modified by a Fourth Lease Extension and Modification Agreement dated April 30, 2014 (the “Fourth Lease Amendment”); as further modified by a Fifth Lease Extension and Modification Agreement dated November 30, 2015 (the “Fifth Lease Amendment”); as further modified by a Sixth Lease Extension and Modification Agreement dated January 17, 2018 (the “Sixth Lease Amendment”); and as further modified by a Seventh Lease Extension and Modification Agreement dated March 10, 2020 (the “Seventh Lease Amendment”); all collectively referred to herein as of the date hereof as the “Existing Lease”; for certain office and laboratory space in the building at 840 Memorial Drive Cambridge, Massachusetts as identified in the Existing Lease. The Existing Lease, as modified by this Eighth Lease Amendment, hereafter shall be referred to herein as the “Lease” (as the context so permits).
WHEREAS, the stated Term of the Existing Lease, as applicable to the Existing Leased Premises of 34,324 rentable square feet of space on the second (2nd) and fifth (5th) floors of the Building (along with an accessory acid neutralization room on the 4th floor) as defined in the Seventh Lease Amendment, is set to expire on March 31, 2026 (the “Existing Term”) as called for in the Seventh Lease Amendment; and,
WHEREAS, the Lessee desires to lease separate space in the Building consisting of approximately 10,202 rentable square feet of space on the fifth (5th) floor as shown on the floor plan attached hereto as Exhibit A (defined herein as the “Supplemental Fifth (5th))Floor Expansion Space”), in addition to the current Existing Leased Premises; said Supplemental Fifth (5th) Floor Expansion Space to be leased as of a commencement date of July 1, 2021 (subject to Lessee’s Early Access Rights as set forth in Section 3 hereof) for the term of sixty (60) consecutive calendar months commencing on July 1, 2021 and ending on June 30, 2026 (“Supplemental Term”), on the terms and conditions set forth herein;

THEREFORE, in consideration of One ($1.00) Dollar and the other good and valuable consideration recited herein, effective and irrevocable as of the date hereof, the Lessor and Lessee hereby agree as follows:
1.Lease of the Supplemental Fifth (5th) Floor Expansion Space.
Lessor hereby agrees to lease to the Lessee, and Lessee hereby agrees to lease from the Lessor, the Supplemental Fifth (5th) Floor Expansion Space, for the Supplemental Term, and on the supplemental terms and conditions of this Eighth Lease Amendment subject to and consistent with the applicable terms and conditions of the Existing Lease.
This Lease Extension is to be considered a valid and binding obligation of the parties effective as of the date of execution of this Eighth Lease Amendment by the parties, with the provisions of the Existing Lease (that are not superseded hereby) to continue to govern the Lessee’s use and occupancy of the Existing Leased Premises through its Existing Term (as it may be extended).
Consequently, all Lessee’s Annual Base Rent payments and other Rent payment obligations as to the Existing Leased Premises shall run under the Existing Lease up through March 31, 2026; and all Annual Base Rent and other Rent payment obligations as to the Supplemental Fifth (5th) Floor Expansion Space shall be as set forth in this Eighth Lease Amendment up through June 30, 2026.
Lessee hereby acknowledges it is currently in possession of the Existing Leased Premises and accordingly accepts the same for the extension period in the same “AS/IS” condition without representation or warranty of any kind or nature as of the execution of this Eighth Lease Amendment, and Lessee acknowledges Lessor is under no obligation to make any improvements or modifications to the Existing Leased Premises, in any manner, other than certain elements of HVAC improvements to be performed in the second floor space as part of Lessor’s Work as set forth in the Seventh Lease Amendment. Lessor and Lessee agree and acknowledge that the Lessor’s Second Floor Work Completion Date, as defined in the Seventh Lease Amendment, shall be July 1, 2021, and that Lessor shall be responsible for any maintenance and repair expenses for the Existing Mechanical Systems from the date of this Eighth Lease Amendment. Lessor and Lessee each acknowledge that to the best of each of their respective knowledge, there are no material defaults by either presently existing under the Existing Lease.
2.Lessor’s Delivery Obligations as to the Supplemental Fifth (5th) Floor Expansion Space
The Supplemental Fifth (5th) Floor Expansion Space shall be leased for the Supplemental Term in the same “AS/IS” condition it is in as of the execution of this Eighth Lease Amendment, and Lessee acknowledges Lessor is under no obligation to make any delivery of, or improvements or modifications thereto, in any manner, other than the following:
(a)all existing laboratory benches and case work is represented to be the Lessor’s property and will be delivered for use by Lessee as part of the premises;
(b)provided the existing tenant currently occupying the Supplemental Fifth (5th) Floor Expansion Space surrenders certain items of the furniture and lab equipment presently located therein to Lessor, an inventory of which is provided as Exhibit B and as to which Lessor shall use diligent efforts to procure the items to be surrendered and inform Lessee of the same at the earliest practicable time); then Lessor shall deliver such items as are so surrendered, for use by Lessee as part of the premises (however, in the event any items of said furniture and lab equipment is not surrendered by the existing tenant, Lessor shall not be obligated to deliver the same and its non-inclusion shall not affect this Eighth Lease Amendment or Lessee’s obligations to make any payments of Annual Base Rent or any Additional Rent hereunder);
(c)Lessor shall deliver a third party industrial close-out report to Lessee, demonstrating the Supplemental Fifth (5th) Floor Expansion Space is in satisfactory condition for the Lessee’s occupancy and use;
(d)all base Building systems shall be in good working order and condition and suitable for laboratory uses;
(e)the base Building access/egress and common areas shall be ADA compliant; and,
(f)the Supplemental Fifth (5th) Floor Expansion Space shall be ADA compliant, with building code compliant demising walls and common area corridors; and,
(g)the Supplemental Fifth (5th) Floor Expansion Space shall be delivered free of all prior tenants, occupants, and their possessions, and in broom clean condition.
1.Lessee’s Work and Tenant Improvement Allowance
The Lessee shall be solely responsible, at its sole cost and expense, to perform such other specific design and construction work on the Supplemental Fifth (5th) Floor Expansion Space as it desires for its use and occupancy, subject to Lessor’s approval as called for in the Existing Lease (“Lessee’s Work”). The provisions of the Existing Lease with respect to the requirements for Lessee’s permitting, construction, and occupancy, inter alia, shall govern the Lessee’s Work on the Supplemental Fifth (5th) Floor Expansion Space. Lessor shall not charge for any supervisory, management or other fees in the review process for approval of Lessee’s Work, except for the reasonable costs and expenses of any third party engineers or design/construction specialists reasonably necessary to review the same for Lessor given the nature and context of any of Lessee’s intended improvements.
Lessee shall be provided with reasonable early access to the Expansion Space (the “Early Access Rights”) commencing no earlier than May 5, 2021 (the “Early Access Date”), coordinated through the Lessor, for the purpose of performing its own design and construction work prior to the July 1, 2021 commencement of the Supplemental Lease Term, provided: (i) such access and preliminary work does not materially interfere with Lessor’s ability to condition the premises for delivery to Lessee as contemplated in Section 2 above, which shall take precedence in all respects; (ii) Lessee hereby assumes responsibility and liability in all respects for its presence and activities in the Supplemental Fifth (5th) Floor Expansion Space as of its initial entry thereon, and for the presence of its contractors, suppliers, consultants, architects, employees and invitees; and conforms with the requirements set forth in the Existing Lease for permitting, construction and occupancy; and (iii) Lessee procures insurance covering all its activities therein i.e. general liability and builder’s risk policies (including as to its fixtures, furnishings and materials), in this interim early access period; (iv) Lessee shall be responsible for all utilities serving the Supplemental Fifth (5th) Floor Expansion Space in this interim early access period.
All Lessee’s Work and work on the Existing Leased Premises shall be presented to Lessor and approved by Lessor by the procedures and under the requirements set forth in the Existing Lease. Lessee’s Work and all subsequent Lessee alterations to the Existing Leased Premises that are performed by Lessee on or affecting the fire, life safety and/or sprinkler systems of the building shall be made in such a manner and under such conditions as to pose no adverse impact or interruption to such fire, life safety, and sprinkler systems, and so as not to delay, impair, or jeopardize the legal occupancy of other tenants in the Building, as determined by Lessor and municipal fire and building inspection officials.
Lessor shall provide the Lessee with an allowance hereunder (the “TI Allowance”) in the amount of Fifty-One Thousand Ten and 00/100 ($ 51,010.00) Dollars, which, in addition to the sum set forth as the like named TI Allowance in the Seventh Lease Amendment (to the extent that sum heretofore has not been previously requisitioned and disbursed to Lessee) is collectively referred to herein as the “Cumulative TI Allowance”. The Cumulative TI Allowance is subject to the following terms and conditions. The Cumulative TI Allowance can be dedicated and applied by Lessee to Lessee’s Work, and other work Lessee chooses to perform in the Existing Leased Premises (the “Existing Premises Work”) as well. This Cumulative TI Allowance, and the requisition process described below, is in lieu of and supersedes the TI Allowance and requisition provisions in the Seventh Lease Amendment. Lessor’s release of any funds from the TI Allowance is predicated on: (x) Lessee’s timely submittal of: (i) descriptions (as to cosmetic work, such as e.g. painting, carpeting, etc.) and/or (ii) plans and specifications for construction and installation of Lessee’s Work, and/or Existing Premises Work; and, (y) approval of those plans and specifications by Lessor (which approval shall be the basis for determination of the release of said TI Allowance funds), such approval not to be unreasonably withheld, conditioned or delayed. When Lessee has incurred actual third party costs toward the Cumulative TI Allowance (inclusive of reasonable third party design, architectural, engineering, project management and construction costs and costs and expenses for furniture, fixtures and equipment and telecommunications, wiring and cabling), Lessee may submit to Lessor (but not later than April 1, 2022 the “TI Requisition Period”), a requisition for payment for allowed Cumulative TI Expenses for which Lessee seeks reimbursement (the “Requisitioned Work”), together with applicable lien waivers executed by Lessee's general contractors (as applicable). Lessor, within thirty (30) days following Lessor’s receipt thereof, absent dispute, shall pay Lessee from the Cumulative TI Allowance for the submitted Requisitioned Work. If any lien is filed against the Building or any part thereof or interest therein arising out of any element of the Requisitioned Work, then Lessor shall have no obligation to disburse any funds from the Cumulative TI Allowance to Lessee (nor shall Lessee be entitled to any reduction in Annual Base Rent as an offset therefor) unless and until said liens are discharged or otherwise disposed of, in addition to and not in lieu of Lessor’s rights and remedies under this contract and at law or in equity.

2.Annual Base Rent, Additional Rent and other Lease Costs and Expenses
Annual Base Rent under the Lease shall be as set forth below:

A.As to the Existing Leased Premises
Annual Base Rent for the Existing Leased Premises shall be as set forth and payable in the Seventh Lease Amendment through the Term set forth therein.
B.As to the Supplemental Fifth (5th) Floor Expansion Space
Annual Base Rent for the Supplemental Fifth (5th) Floor Expansion Space shall be as set forth and payable in the following Schedule:
Period                    Annual            Monthly

July 1, 2021 – June 30, 2022         $ 938,584.00        $ 78,215.33

July 1, 2022 – June 30, 2023        $ 966,741.52        $ 80,561.79

July 1, 2023 – June 30, 2024        $ 995,743.77        $ 82,978.65

July 1, 2024 – June 30, 2025        $1,025,616.08        $ 85,468.01

July 1, 2025 – June 30, 2026        $1,056,384.56        $ 88,032.05

In all instances under A and B above, Annual Base Rent shall be payable in the corresponding monthly installments as set forth above, due on the first of each month, in advance, and in all other respects shall be subject to the same provisions relating to Annual Base Rent as set forth under the Existing Lease.
C.Additional Rent
In addition to Annual Base Rent, Lessee shall be responsible to pay all Additional Rent (Operating Expenses) under Section 3 of the Existing Lease, and all Additional Rent (Taxes) under Section 4 thereof:
(i)    as applied to the Existing Leased Premises, through the Existing Term; and,
(ii)    as applied to the Supplemental Fifth (5th) Floor Expansion Space, through the Supplemental Term;
all as invoiced by Lessor.

As the concept is used in the Lease to compute Additional Rent, Lessee’s allocable pro rata share (“Allocable Percentage”) shall be as follows:
(x)    Lessee’s Allocable Percentage for the Existing Leased Premises shall be 26.57% (as set forth in the Fourth Amendment); and
(y)     Lessee’s Allocable Percentage for the Supplemental Fifth (5th) Floor Expansion Space shall be 7.88% computed as the percentage of the Supplemental 5th Floor Expansion Space (10,202) to the entire Building (129,470) at the current time.
D.Governing Provisions for Annual Base Rent, Additional Rent, and Other Lease Costs and Expenses
All Annual Base Rent, Additional Rent and other sums due as Rent shall be payable and in all other respects shall be governed for the remainder of the Term under the Existing Lease and through the Supplemental Term under this Eighth Amendment.
All other costs and expenses for utilities and services, and attendant to operation of the Leased Premises, as applicable to both the Existing Leased Premises and the Supplemental Fifth (5th) Floor Expansion Space, shall be borne by the respective parties under the Existing Lease.
3.Security Deposit
The Security Deposit currently held by the Lessor is in the amount of Three Hundred Twenty One Thousand Three Hundred Twenty One ($ 321,321.00) Dollars. Upon execution of this Eighth Lease Amendment, Lessee shall deposit with Lessor the additional amount of One Hundred Fifty-Six Thousand Four Hundred Thirty-One ($ 156,431.00) Dollars, which amounts together to a total of Four Hundred Seventy-Seven Thousand Seven Hundred Fifty-Two ($ 477,752.00) Dollars; which shall be held by Lessor as the Security Deposit under the Lease through the Supplemental Term. The additional amount may be deposited by Lessee by check, wire transfer, or in the form of a letter of credit (for that additional amount or by replacement letter of credit for the total amount).
4.Permitted Uses
The Permitted Uses in the Basic Data of the Existing Lease and all conditions attached thereto are hereby restated and affirmed and shall govern the use and occupancy of the entire Leased Premises through the Eight Amendment.
5.Brokers
The parties hereby agree there are no brokerage or other third party fees or costs involved in this transaction and each agrees to indemnify, defend and hold harmless the other from and against any claims for brokerage fees, commissions or other such payments arising from this transaction; except for CBRE which represents the Lessee in this expansion transaction and to whom a commission shall be paid by Lessor under a separate agreement; with fifty (50%) percent of the fee due and payable to CBRE upon execution of this Eighth Lease Amendment, and fifty (50%) percent due upon receipt of Lessee’s first Annual Base Rent payment made on account of its leasing of the Supplement Fifth (5th) Floor Expansion Space.
6.Parking
Lessee’s current parking rights under the Existing Lease are as set forth through the Seventh Lease Amendment. In addition thereto, Lessee shall be granted, at current rates (which may be increased from time to time to reflect market increases), the right (but not the obligation) to park up to an additional fifteen (15) cars in the Building’s on-site indoor parking lot or facility on an unassigned and unreserved basis, in single or tandem spaces or on a valet basis which LESSOR in its sole discretion shall designate from time to time. The initial parking rate therefor shall be $ 285.00 per month, per car, which monthly rate may be changed by LESSOR in its discretion subject to and reflective of periodic market changes. All payments for these parking rights shall be considered to be Additional Rent under this Lease.
7.Rights to Use of Acid Neutralization System
Lessee, as an appurtenant accommodation as to the Supplemental Fifth (5th) Floor Expansion Space, shall be entitled to the use of an existing previously used acid neutralization system. Lessee shall have the exclusive right to use said acid neutralization system as of the beginning of the Supplemental Term. Lessor is providing said system in an “AS/IS” condition, without any representations or warranties relative to the foregoing system. Lessor shall not be responsible, directly or indirectly, for any consequences arising from Lessee’s actual use of said acid neutralization system, or its suitability or performance; Lessee to be solely responsible therefor at its sole risk. Lessee shall be solely responsible for obtaining all necessary permits for the operation of said acid neutralization system (e.g. MWRA permits) and for the maintenance, repair and operation thereof from the start of the Supplemental Term up to its terminate. Lessor shall reasonably cooperate with Lessee if such cooperation is needed in order for Lessee to obtain any permits required by Lessee in order to operate the acid neutralization system.
8.Lessee’s Option to Locate, Install and Use Certain Equipment and Systems
As of the start of the Supplemental Term Lessee shall have the option to procure and install, at its sole cost and expense in all instances, additional HVAC equipment, antennas, satellite dishes and related accessory equipment and connections on the roof of the Building, in locations that Lessor approves, such approval not to be unreasonably withheld or delayed, and to tie-in said equipment to the Leased Premises through areas of the Building that Lessor approves, such approval not to be unreasonably withheld or delayed. Lessor does not provide any representations or warranties relative to Lessee’s determination as to the foregoing, nor shall Lessor be responsible, directly or indirectly, for any consequences arising from Lessee’s selection, placement, use or operation of the same, or the suitability or performance of any of such equipment or installations; Lessee to be solely responsible therefor at its own risk. Lessee shall be solely responsible for obtaining all necessary permits for the operation of any such installations, and for the maintenance, repair and operation thereof as of the start of the Supplemental Term hereunder. Lessee shall be responsible at all times for the maintenance and repair of any supplemental mechanical systems installed by Lessee.
9.LESSEE’s Right to Use of the Existing Emergency Generator
Lessee shall have the right to use the existing Cummins 25KVA gas fired emergency generator solely serving the Supplemental Fifth (5th) Floor Expansion Space. Lessee shall be responsible at its sole cost and expense to connect to said emergency generator, and to bring its systems on-line therewith. Lessor does not provide any representations or warranties relative to the foregoing, nor shall Lessor be responsible, directly or indirectly, for any consequences arising from Lessee’s actual use of said emergency generator, or its suitability or performance; Lessee to be solely responsible for its use of the generator at its sole risk. Lessee shall be responsible for the costs and expenses of repairs, maintenance, servicing and operation thereof.
10.Lessee’s Option to Extend
A.Exercise of the Existing 2026 Extension Option under the Seventh Lease Amendment
Lessee, provided it is not then in default after notice and the expiration of any applicable grace or cure periods, and further provided it shall not have defaulted beyond any applicable notice, grace and cure periods during the remaining Lease Term or Supplemental Term after execution of this Eighth Lease Amendment, shall have the option to exercise the 2026 Extension Option as to the Existing Leased Premises as set forth in Section 10 of the Seventh Lease Amendment; however such right to be exercised by Lessee no later than November 30, 2024 notwithstanding a contrary deadline in said Section 10. Exercise of the 2026 Extension Option shall be separate and independent from Lessee’s rights to exercise its extension option set forth below as to the Supplemental Fifth (5th) Floor Expansion Space; and the exercise or non-exercise of either option shall not affect Lessee’s rights to exercise or not exercise the other option.
B.Exercise of an Additional Option for the Supplemental Fifth (5th) Floor Expansion Space under this Eighth Amendment
Lessee, provided it is not then in default after notice and the expiration of any applicable grace or cure periods, and further provided it shall not have defaulted beyond any applicable notice, grace and cure periods during the remaining Lease Term or Supplemental Term after execution of this Eighth Lease Amendment, shall have the option to further extend the Supplemental Term as to the Supplemental Fifth (5th) Floor Expansion Space beyond the Supplemental Term, on the terms and conditions set forth below. Exercise of the 2026 Extension Option shall be separate and independent from Lessee’s rights to exercise its extension option set forth below as to the Supplemental Fifth (5th) Floor Expansion Space; and the exercise or non-exercise of either option shall not affect Lessee’s rights to exercise or not exercise the other option.
The extension as to the Supplemental Fifth (5th) Floor Expansion Space shall be for one (1) additional period of sixty (60) months (the “Supplemental Space Extension Period”), at the then current Market Rent as contemplated below. Annual Base Rent for the Supplemental Space

Extension Period shall be Market Rent as that term is defined (and by the process specified) in Section 10 of the Seventh Lease Amendment. The Supplemental Space Extension shall be exercised by Lessee by notice in writing to Lessor, not later than November 30, 2024 (the “Supplemental Space Extension Notice Date”).
11.Subordination
The Lease as amended hereby shall be subject and subordinate to the lien of any and all mortgages and related documents placed on the Building, Leased Premises or the real property in existence as of the date hereof or coming into existence at any time hereafter, without necessity for any confirming documentation.
12.Integration of Documents; Supremacy; Miscellaneous
This Eighth Lease Amendment contains the full understanding and agreement between the parties. The parties hereto intend that this Eighth Lease Amendment operates to amend and modify the Existing Lease, and that those documents shall be interpreted conjunctively; with any express conflict between them to be resolved in favor of the stated terms of this Eighth Lease Amendment. Except as modified hereby, all other terms and conditions of the Existing Lease shall remain unchanged and enforceable in a manner consistent with this Eighth Lease Amendment.
This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. Any provisions deemed unenforceable shall be severable, and the remainder of this Eighth Lease Amendment and the Existing Lease shall be enforceable in accordance with their terms.
Time is of the essence with respect to all deadlines and other provisions of this Eighth Lease Amendment.

[Signature Pages Follow]

LESSOR

RIVERTECH ASSOCIATES II, LLC

By:     Rivertech Associates II, Inc.
its Manager

By:       /s/ Robert Epstein
Name: Robert Epstein
Title:   President

LESSEE

MERSANA THERAPEUTICS, INC.

By:   /s/ Anna Protopapas
Anna Protopapas
its duly authorized Chief Executive Officer

By:   /s/ Brian DeSchuytner
Brian DeSchuytner
its duly authorized SVP Finance and Product Strategy